Exhibit 99.2

MANAGEMENT DISCUSSION SECTION

Operator: Good morning and welcome to the Lexington Realty Trust Third Quarter 2011 Earnings Conference Call. At this time, all participants have been placed on a listen-only mode and the floor will be open for your questions following the presentation. Today's conference is being recorded and it's now my pleasure to turn the floor over to your host Ms. Gabriela Reyes, Investor Relations for Lexington Realty Trust. Please go ahead, ma'am.

Gabriela Reyes, Investor Relations

Hello, and welcome to the Lexington Realty Trust third quarter conference call. The earnings press release was distributed over the wires this morning, and the release and supplemental disclosure package will be furnished on a Form 8-K. In the press release and supplemental disclosure package, Lexington has reconciled all historical non-GAAP financial measures to the most directly comparable GAAP measure in accordance with Reg G requirements. If you did not receive a copy, these documents are available on Lexington's website at www.lxp.com in the Investor Relations section. Additionally, we are hosting a live webcast of today's call, which you can access in the same section.

At this time, we would like to inform you that certain statements made during this conference call which are not historical may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Lexington believes expectations reflected in any forward-looking statements are based on reasonable assumptions, Lexington can give no assurance that its expectations will be attained.

Factors and risks that could cause actual results to differ materially from those expressed or implied by forward-looking statements are detailed in today's press release and from time-to-time in Lexington's filings with the SEC. Lexington does not undertake a duty to update any forward-looking statements.
Joining me today from management are Will Eglin, Chief Executive Officer; Robert Roskind, Chairman, Rick Rouse, Chief Investment Officer, Patrick Carroll, Chief Financial Officer and other members of management.

Unverified Participant

Thanks and welcome everyone. Thank you for joining the call today. I would like to begin by discussing our operating results and accomplishments for the third quarter. For the quarter, our company funds from operations were $0.23 per share in the quarter which characterized, first, by continued strong leasing activity of 1.2 billion square feet of new and renewal leases signed leading to an overall portfolio of occupancy of rate of 95.6% at quarter end. Second, progress on the investment front with one purchase of approximately 6.1 million, three, previously announced projects now being funded for 44.1 million and three new build projects under contract for $72.6 million for total committed pipeline of $116.7 million. Third for the success on the capital recycling front was $15.6 million of property sales closed bridging our total for the year to $145 million at 1.8% cap rate, and fourth an additional $15.8 million deleveraging of the balance sheet.

Based on our accomplishments this year, we announced an increase of 8.7% in our quarterly common dividend. Our portfolio occupancy at quarter end was approximately 95.6% as our leasing efforts continue to be steady in the quarter with 11 near renewal leases executed for 1.2 million square feet. During the quarter, when we had one 81,000 square foot industrial lease expired that was not renewed by the prior tenant. Particular note with the new full building lease incurring in North Carolina where we have previously forecasted a vacancy.

As of September 30 2011 we had 1.9 million square feet of space subject to leases that expire in the last quarter of 2011 which are currently vacant. In 2012, we have 3.2 million square feet of leases expiring. Of these 5.1 million square feet, we expect new leases and lease extensions of approximately 2.7 million square feet.

With respect to specific vacancies as previously disclosed in our office portfolio, we expect a vacancy later this year in Farmington Hills, Michigan and vacancies next year in Clive, Iowa and Southington, Connecticut. In addition, we are now expecting a vacancy in our office property in Suwanee, Georgia.

These four properties are encountered by non-recourse mortgages totaling 45.6 million in balloon payments or $108 per square foot and these properties currently generate recurring annual net operating income of $6.8 million with annual debt service of $3.3 million supplementing our leasing success with a very active quarter and investments and acquisitions. As stated previously we closed on one lease back totaling $6.1 million and we have six projects underway or under contract for $116.7 million of which $20.9 million have been funded through September 30, 2011.

These property investments have an initial yield of 9.1% and 10.1% on a GAAP basis. We've continued to make very good progress on new originations. Our investment pipeline of good prospects now totals approximately $150 million and we believe these are very attractive opportunities for us since they are long-term net leases and an average going in [ph] cap rate of about 9%, which generally equates to 10% to 11% on a GAAP basis.

Our new acquisitions have been acquired to cap rate that are well and excess of the average cap rates, which we have been selling our properties, which is a strong positive for a cash flow. Any addition to our portfolio of long term lease is with escalating rents will further strengthen our cash flows and support our dividend growth objectives.

On the deleveraging front, we are pleased with the progress that we've made this year and reducing our debt by about $80 million. Going forward we plan to address our capital needs for refinancing, debt reduction and acquisitions by continuing our capital recycling program focused on our multitenant and retail properties and we are working on refinancing our 2012 mortgage maturities in order to lower our financing costs.

Aside from asset sales, we expect other sources of liquidity going forward to include our capital position and net leads to strategic asset front of $191.6 million, $50 million to $100 million of permanent mortgage proceeds, repayments in our loan portfolio of approximately $45 million and retain cash flow.

During the last three years, we have sold 63 properties for $495 million at a blended 5.7% capitalization rate. We believe we have accomplished the significant upgrade to the portfolio as reflected in our occupancy level and high tenant retention rate and substantially improved our balance sheet as well. However, the byproduct of these efforts has been non-cash impairment charges arising from the fact that our sales efforts should be largely focused on the lower quartile of our portfolio. We believe we are well positioned to continue reducing our leverage as maturities arise, lower our financing costs and add new long term leases to the portfolio on an accretive basis.

Now I will turn the call over to Pat who will take you through our results in greater detail.

<< Patrick Carroll, Chief Financial Officer, Treasurer & Executive VP >>

Thanks, Will during the quarter Lexington had gross revenues of $84 million comprised primarily of lease rents and tenant reimbursements. Under GAAP, we are required to recognize revenue on a straight-line basis over the non-cancelable lease plus any periods covered by a bargain renewal option. In addition, the amortization of above and below market leases are included directly in rental revenue. In the quarter, GAAP rents were in excess of cash rents by approximately $700,000 including the effect of above and below market leases. For the nine months ended September 30, cash rents were in excess of GAAP rents by $2 million. We have also included on page 39 in the supplement, our estimates of both cash and GAAP rents for the remainder of 2011 through 2015 for leases in place at September 30, 2011.

In the third quarter of 2011, both tenant reimbursement revenue and property operating expenses increased due to higher occupancy in a comparable period in 2010. Reimbursement percentage remained constant at approximately at 50% of costs. In the third quarter of 2011, we recorded $23.9 million in non-cash impairment charges on properties held and used in continuing operations. To determine this impairment, we looked at the carrying values of one properties that have been targeted for sale; properties in which we have agreed to prices with third parties, properties which have a probability of being conveyed to the lenders or properties with lease percentages of less than 70%, and properties although greater than 70% leased have less than one year remaining in their lease term. This analysis resulted in the impairment charges comprised of the following.

A $1.8 million charge on retail property since we have received the cash flow offer that we are willing to accept, two, a $5.6 million charge on an office property due to a change in reducing assumption. This property is in Suwannee, Georgia. We wrote this asset down with estimated fair value of $4.2 million and it [indiscernible] $11.1 million non-recourse mortgage. Finally, we had $16.6 million charge of which $1.1 million of our partner share on potential sale of two multi-tenanted properties. In this analysis though we increased the probability of selling these properties and we lowered the holding period before the estimated sale date. In addition we have non-cash impairment charges of $2.1 million and 200,000 on gains on sales of properties, the weightings of property that were exposed, these are included in discontinued operations.

On page 36 of the supplement, we have disclosed selected income statement data for our consolidated but non wholly-owned properties in our joint venture investments. We also has included non-cash interest charges recognized in the nine months ended June 30, 2011 on page 37 of the supplement.

Our general and administrative expenses were $500,000 well during the third quarter 2011 compared to the second quarter of 2011 due to reduced personnel costs. Interest expense decreased $2.5 million due to the deleveraging of the balance sheet. This has resulted in an interest coverage of approximately 2.6 times, fix charge coverage of approximately 1.89 and debt-to-EBITDA of approximately six times.

Equity in earnings from joint ventures increased $3.6 million primarily due to $2.5 million distribution we received from Concord. Of which $2.5 million we have only included $600,000 in our FFO calculation.

Now turning to our balance sheet, our balance sheet is strong we have continued to increase our financial flexibility and capacity. We had $99.1 million of cash at quarter end, including cash classified as restricted. Restricted cash balances relate to money primarily held with lenders as escrow deposits on mortgages.

At quarter end, we had about $1.7 billion of consolidated debt outstanding, which had a weighted average interest rate of about 5.8% all of which is at fixed rates. The significant components of other assets and liabilities are included on page 37 of the supplement.

During the quarter ended September 30, 2011, we paid approximately $1.8 million in lease costs and $7.2 million in TI capital improvements, including about $4.7 million spent on the Transamerica Tower in Baltimore.

Starting on page 26 through page 30 of the supplement, we disclosed the details of core consolidated mortgages maturing for 2015. We have also added on page 38 of the supplement a summary of our credit statistics.

Now, I would like to turn the call back over to Will.

T. Wilson Eglin, President and Chief Executive Officer

Thanks, Pat. In summary, we have had success in this year by maintaining high levels of occupancy, strengthening of our balance sheet, reducing debt levels, selling non-core properties at good prices and originating new investments that improved the quality of our portfolio. We are hard at work addressing the areas of investor concern in the perspective next year's lease explorations and debt maturities and expect to make substantial progress prior to our next earnings call.

On the investment side, we are very pleased that our investment pipeline of accretive opportunities and we believe our pipeline matches well with our current sources of liquidity. Our guidance for 2011 funds from operations is for a range of $0.91 to $0.93 per share as we actually raised the low end by a $0.01 this morning. Our guidance reflects the comments that we made on today's call and it's leaving share count of roughly $180 million, which includes 16.2 million shares underlying our 6% convertible guaranteed notes.

Our recently announced quarterly dividend of $12.5 per share equals an annualized dividend of $0.50 per share and represents the payout ratio of roughly 54% which is still conservative relative to our industry. We believe we are positioned to provide our shareholders with an investment that has strong total return potential based on one, our dividend yield of 6.5% as of last night close, two, a conservative cat ratio of approximately 54% of funds from operation, three continued execution of our capital recycling program and ongoing debt reduction, four, attractive external growth prospects as evidenced by our activity this year on a good pipeline and fifth, leasing success that has improved occupancy substantially.

Operator, I have no further comments at this time, so we are ready for you to conduct a question and answer in the call.

QUESTION AND ANSWER SECTION

Operator: Thank you, sir. [Operator Instructions]. We will take our first question from Sheila McGrath with KBW.

<Q>: Hi, yes good morning. Well I was wondering if you could update us on the anticipated timing and status of the Baltimore and inventory dispositions and with those dispositions what leverage level will that guide you too?

<A>: Well, Sheila, right now we are in the process of figuring out how to best monetize our Baltimore investment and maximize our value. We would expect to be able to have something pretty specific to report you by the next time we report our earnings. With respect to [ph] England, the buy-sell date there has been February. So, we're intending to exercise our [ph] arrangement to that agreement. Our capital position there $191.6 million, so we do think that between these two events we are in a position to create a substantial amount of liquidity for the Company next year that was which we can use both to fund our pipeline and bring down our leverage.

<Q>: Okay and also in terms of mark-to-market or roll down of rents, you previously guided that this will continue throughout 2012 I just wondering if you've seen any improvement in those estimates or should we still expect that to happen and then and kind of be out market in 2013?

<A>: I think that this given the progress we've made in 2012, our mark-to-market there is probably in the $4 million neighborhood at this point and with respect to 2013 our expectation right now is overall we could be up a little bit. It will be lumpy as we take those leases but we know that we have one lease in [indiscernible] of California that's way below market. That would help us to be extent the rents and other leases come down.

<Q>: Okay. Thank you.

Operator: And we'll take our next question from John W. Guinee with Stifel, Nicolaus.

<Q - John Guinee>: Hi, nice call guys. Can you elaborate for [indiscernible] a little bit more on the buy-sell, is that something [ph] Inland's got the money in the bank and there is going to write you a check someday in February or that's the beginning of the long drawn out process and then also which lined items on the income statement are effected by that transaction?

<A>: We know the [indiscernible] entity that's our joint venture partner has a $10 billion balance sheet of its own, so it certainly does have the ability to take that out of the investments if that [indiscernible] how were to go. With respect to line items on the balance sheet, yes, it's pay out on John, it's equity and earnings of nonconsolidated entities on the balance sheet it's an investments in advance through the non-consolidated entities.

<Q>: And what's the amount on the investors in advance?

<A>: On the balance sheet, our investment in the joint venture -- remember that was a carryover cost basis. So it is approximately $80 million on our balance sheet and on the P&L the equity and earnings for that joint venture is roughly $15 million for the nine months.

<Q>: It was $15 million for nine, so $20 annualized?

<A>: Approximately, yes.

<Q>: Okay. I mean I recall this is essentially an equity -- preferred equity position on a portfolio, can anyone actually write a check out of their greater company or is this fully tied to asset sales and if it is fully tied to the asset sales or those assets in the market for sale right now?

<A>: I mean   I think the Inland entity certainly has a financial resource to write a check. We are not in the market presently with the assets.

<Q>: Okay what suggest on a percentage basis what's your degree of likelihood that come the end of February you will have $191.6 million more in your pocket?

<A>: Well, it wouldn't happen at the end of February, it would happen later in the year.

<Q>: Because [indiscernible] actually have to make good.

<A>: Our expectations are at the June event John.

<Q>: Okay. Got you. I am sorry. Okay. That's it. Thank you.

<A>: Great, thanks.

Operator: We will take our next question from Geoff Dancey with Cutler Capital.

<Q - Geoffrey Dancey>: Thanks. A couple of questions for you, I was wondering first on the build to suit how to meet this one in a JV the larger build to suit?

<A>: The Long Islands city property?

<Q - Geoffrey Dancey>: Yes.

<A>: Yeah. They are the developer preferred that structure so that they have an opportunity to participate in the upside from the asset. So we offer a range of financial solutions to merchant builders in the built to suit area which include joint venture structures, mezzanine finance, construction loans will take out by themselves. So there is the variety of ways that we can bring solutions to whatever their capital needs there are in that case the builder shows a joint venture structure.

<Q - Geoffrey Dancey>: So how much that you are?

<A>: I was like $46 million of the investment at around 54.

<Q - Geoffrey Dancey>: Okay. And I saw there was a maximum $4.4 million that you may have to loan, can you just give me more details on that, please?

<A>: If there is any color that overruns we have the ability to make a loan into the joint venture.

<Q - Geoffrey Dancey>: Okay. And would the JV partner contribute their percentage of pro rata share?

<A>: So in that case it would be a straight loan at an interest rate of I think 15% which would take up to 24% if it second year.

<Q - Geoffrey Dancey>: I see, okay. Also you extended a lease that was relatively expiring at 2018, I was wondering why you guys extended that now?

<A>: Yeah the cause in restaurant lease and there we had our tenants have wanted to walk in for a long term lease extension rather than even though it very far forward, we wanted to take advantage of the opportunity to keep them in place.

<Q>: Okay. So tenants came to you.

<A>: That’s right.

<Q>: All right. So these upcoming mortgage maturities that you have over the next few years I see there is the same situation should be rising where you have a loan coming due and you have a lease expiring at about same time, do you see more issues down the road, how do you feel about the next?

<A>: We said on today’s call that we have four where there is visibility right now where the nonrecourse loan amount at the end or worth more than anti-building value. Now last year around this time we – I think we pointed out for at that point two of them have worked out well where we had [indiscernible] in North Carolina for example where we’ve just got a full building lease in place. So actually two of those potential foreclosures worked out well where we had continued occupancy or new occupancy at a rent that’s fairly high debt yield. So before that we referenced on the call are sort of the four that we see right now.

<Q>: Okay. Now if you could just remind me those four, was that looking out just for 2012 or 2012 and '13, '14?

<A>: Well, it relates one is Farmington Hills which is the - our lease exploration at the end of this year but a maturity next year. And then, some of the loans don't mature next year, but they are coming off lease.

<Q>: Okay.

<A>: Of the maturities, it's really Farmington Hills with the 12 maturity, but I think the other one are actually further forward. That's correct.

<Q>: Okay. That's what I was looking for. Okay, thanks.

Operator: We'll take our next question from Todd Stender with Wells Fargo Securities.

<Q - Todd Stender>: Hi, guys, thanks. Can you go over some of the - who the tenants are in the credit profile that two acquisitions have made, the one in Columbus in the third quarter and then the second one that we made subsequent to Q3?

<A>: Yeah, the tenant on the South Columbia, the company called Kitchen Collection and the sale lease back was with a private company called MS Consultants.

<Q - Todd Stender>: Is the credit profile with Kitchen Collection better, I guess, just because you've got the lower initial lease yield grade versus some of your other acquisitions?

<A>: Yeah, we've rated Kitchen Collection may much larger company, we underwrote them as a BB equivalent.

<Q - Todd Stender>: Okay. And just entering the JV in Long Island City, that initial be filled 8.5, is that part of the reason you entered the JV just didn't have the initial lease yield, say some of the other ones?

<A>: Well, the other thing there is that the company own the lease is extremely high credit quality and a Fortune 100 company where - so we think one of the reasons why we ended up doing a joint venture there is we may be able to - we would expect to be able to sell it at a much lower cap rate than the industry goal that we are going in at.

<Q>: Okay thanks. Just a last one can you discuss just your current lease negotiating leverage you have and maybe compare with say six to eight months ago?

<A>: It varies situation to situation, Todd, but I would say it's about the same as it was six months ago. We haven't - I haven't noticed any real change either way. We've had good visibility on who is staying next year for quite a while and we haven't seen any change to what we think the outcomes are.

<Q>: Okay thanks guys.

Operator: We'll take our next question from Anthony Paolone with JP Morgan.

<Q - Anthony Paolone>: Thanks good morning. One of the reasons you guys came to go into build to suit business here as it seem like a lot of capital is starting to get back out in the market and get things up for some of the more regular way that leased deals. And so just wondering over the last few months, you've seen the CMBS market become a bit more challenging as this is generally the macro environment down shifted. I'm just wondering if you've seen pricing change and just more in normal transaction environment was that's becoming bit more attractive off late?

<A>: I would say for a long-term net leases we haven't seen any increase in cap rates over the last six months, the option market for things that are in the market to close now with cash flow continues to be very strong and for long-term leases there are still a pretty aggressive mortgage bid, although not necessarily at high loan to value. We are in the market with some properties right now for sort of 50% leverage and five to seven year financing you served in four in a quarter to four and a half range in many cases, so the fact there's still meaningful spread between cap rates and financing costs has supported pricing in the net lease area.

<Q>: Okay, thanks. That's all I had.

Operator: And we'll go next to [indiscernible].

<Q>: Thank you. I can't begin to understand the small dividend increase given your guidance for cash flow and the fact that the dividend used to be about $1.40 or something like that historically, I was wondering was it the management that told the directors to do this or the directors in their own genius wisdom decided on such a small dividend increase and it takes so much little cash to increase it more based on the number of shares, I mean another $0.04 or something as it doesn't amount to much. So what could - I can imagine what the explanation is.

<A>: Well, when we look at our full sale at 9% dividend growth is probably quite a lot in the context of the restructure in general. You are right that after the financial crisis, we cut our dividend way down and we've gotten an extremely well payout ratio. I think the sell off that we experienced in third quarter, which was probably mainly related to developments in Europe, reminded us at least in the eyes of some market participants that we are not finished deleveraging our balance sheet and bringing leverage down. So we thought it was a healthy increase, but one that allows us to continue to retain a lot of cash flow to drive our debt down and used to reinvest in our portfolio to keep it full because we are still in an environment where we have to use retained cash flow to keep our portfolio full.

<Q>: Two questions, the $3 million to $4 million increment would have been a big deal that's my first question to this company which is hopefully it wouldn't. And number two does the management or the board or everybody..

<A>: No, $3 million to $4 million a year isn't a big deal for the company. Dividend decisions are made by board with the input and recommendation of management, so my recommendation was to increase the dividend by $0.04 on an annual basis.

<Q>: You did more than $0.04?

<A>: On an annual basis we went from $0.46 to $0.50.

<Q>: Okay.

Operator: [Operator Instructions] We’ll go next to followup question from John Guinee with Stifel
Nicolaus.

<Q – John Guinee>: Hi, I just was looking to your very well done supplemental congratulations, Pat. CEVA logistics, TNT logistics holdings next year, it’s not much in the way of rent these guys are paying fairly low numbers at least in the South Carolina but you expect to keep them in South Carolina and Michigan?

<A>: We do.

<A>: We rolled out well up.

<Q>: Okay, so you are listening now?

<A>: In case you are listening right now we have no comments but rents on a per square foot basis they are pretty low.

<Q>: Thank you.

Operator: And we will go next to follow-up from Sheila McGrath with KBW.

<Q - Sheila McGrath>: Yes, I was wondering if you could give us your thoughts kind of big picture thoughts on this suburban office sector, are you seeing stabilization there. And along the same lines, can you give us your thoughts if any on Blackstone making a big investment in suburban office?

<A>: From a leasing standpoint, it feels like [indiscernible] markets have stabilized pretty much. And to me it's always a question in our case of what's probability of tenant retention and where rents are going. So we sort of felt like in the last 12 months that we're really experiencing further deterioration in the market. On the Blackstone transaction, I think it was one that worked very well for Duke from a strategy standpoint. And I think that the companies like us that have exposure to suburban offices have benefited from the fact that a large and sophisticated investor has come in and obviously made a big investment in this space. And if you look at the math that portfolios, the buildings are pretty good qualitative it's about 85% occupied I think. And the yield was maybe 8.5% or 9% in current cap rate. I don't think there is much risk of occupancy eroding much in that portfolio and rents have probably bottomed out. So if you look at the cap rate and adding some financing at 4.5%, the spreads compelling in the price per square foot is a great value relative to at least in our mind the great push from investors have been try to chase CBD office buildings in the top five markets and pay four or five times as much and have only nominal spread between going in yield and leverage. So I think it sort of supports investing and the asset class from a value standpoint and a current return on equity standpoint.

<Q>: Okay. And, Pat, one last question. On the forward equity commitment, can you remind us how that settles out and when that stops going through results?

<A - Patrick Carroll>: We settled it already subsequent to quarter end. We made a payment of 4 -roughly $424,000 million and we retired roughly 4 million common shares.

<Q>: So, when you - go ahead.

<A>: When we report fourth quarter earnings, we will see a slight P&L impact from October 1st to October 31st and then will be gone?

<Q>: Okay, and so .....

<A - Patrick Carroll>: Our outstanding shares on our balance sheet will be $4 million less than you see on December 30th.

<Q>: Okay, thank you.

<A - Patrick Carroll>: Yeah.

Operator: And we do have a follow up question from Anthony Paolone with JPMorgan.

<Q - Anthony Paolone>: Yeah, thanks. I just want to touch on those three assets I think next year that you said they won't be renewing I think the one in Aiwa, Georgia and then Connecticut and you gave the loan balance on those and the NOI that you're currently receiving, I mean, is there is a take way there that if there is not another tenant lined up that these are likely to be kicked back and didn't quite gather and may be the summer in the supplemental but are those mortgages tied to each other, are they individual mortgages?

<A>: They're all individual mortgages and there is certainly a chance that if the lenders are willing to breakdown the amount of their loans or offer a restructured term that they could be worked out. But I guess the base case will be that we have essentially sold the buildings for $108 a foot. So often what happens is you will continue to work the assets, may be you will have some leasing success which should allow you to go and essentially restructure the loans and what have you. I wouldn't say that it is over and there could be a better outcome. But, I think at a minimum we should feel it as a sale as the loan balances.

<Q - Anthony Paolone>: Okay, thanks.

Operator: And there are no further questions left in our queue. I would like to give everybody a final opportunity today to ask a question [Operator Instructions]. And Mr. Eglin, there are no further questions in the queue. We will turn the call back over to you for any closing remarks.

T. Wilson Eglin, President and Chief Executive Officer

Well, thanks again to all of you for joining us this morning. We continue to be very excited about our prospects for the balance of this year and beyond. And as always we appreciate your participation and support. If you would like to receive our quarterly supplemental package, please contact Gabriela Reyes or you can find additional information on the company on our website at www.lxp.com. And in addition, as always, you may contact me or other members of our senior management team with any questions. Thanks again and have a good day, everyone.

Operator: This does conclude today's conference. We appreciate your participation. You may disconnect at this time.

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